Exhibit 21.1
List of Subsidiaries

KVH Industries A/S	Denmark

KVH Industries Pte. Ltd.	Singapore

KVH Industries Brasil Comunicacao Por Satelite Ltda.	Brazil

KVH Industries Norway AS	Norway

KVH Industries Japan Co. Ltd.	Japan

KVH Industries UK Ltd.	United Kingdom

KVH Media Group Ltd.	United Kingdom

KVH Media Group Services Ltd.	United Kingdom

KVH Media Group Entertainment Ltd.	United Kingdom

KVH Media Group Communication Ltd.	United Kingdom

KVH Media Group International Ltd.	United Kingdom

KVH Media Group Ltd.	Cyprus

Good Morning News Sprl.	Belgium

KVH Media Group ApS	Denmark

KVH Media Group Communication, Inc.	United States

KVH Media Group, Inc.	United States

Rigstream B.V.	The Netherlands

KVH Media Group Ltd.	Bermuda

Super Dragon Ltd.	Hong Kong

Videotel Consultants and Rentals Ltd.	United Kingdom

Videotel Marine International Ltd.	United Kingdom

Videotel Training Services Ltd.	United Kingdom

Videotel Marine Asia Ltd.	Hong Kong

Videotel Pte. Ltd.	Singapore